Exhibit 99.1

News For Immediate Release

Memorial Production Partners LP Announces Second Quarter 2016 Results,

Updated Hedges and Updated 2016 Guidance

HOUSTON, TEXAS, August 3, 2016—Memorial Production Partners LP (NASDAQ: MEMP) announced today its operating and financial results for the three months ended June 30, 2016. In addition, MEMP provided an update of its commodity hedge positions along with updated 2016 guidance.

Key Highlights

•	Net Cash Provided by Operating Activities of $79.0 million for the second quarter of 2016

•	Adjusted EBITDA(1) of $84.1 million for the second quarter of 2016

•	Reduced debt outstanding by $197 million since year-end 2015 including a $113 million reduction in borrowings under MEMP’s revolving credit facility and a $84 million reduction in senior notes

•	Revolver availability of approximately $200 million, as of July 29, 2016

•	Lease operating expenses of $1.39 per Mcfe, or $29.4 million, in the second quarter of 2016

•	Closed divestitures on properties in the Permian and non-core Rockies for a total of approximately $55.3 million, subject to customary post-closing adjustments

•	Strong commodity hedge portfolio with 92% of current expected total production hedged in 2016, 81% in 2017, 74% in 2018 and 57% in 2019

•	Mark-to-market hedge book value of approximately $524 million as of July 29, 2016

•	Closed the transaction acquiring Memorial Production Partners GP LLC (“MEMP GP”), the general partner of MEMP, for $0.75 million in cash from Memorial Resource Development Corp.

•	On July 27, 2016, announced second quarter distribution of $0.03 per unit, the same distribution paid for the first quarter 2016.

“We are pleased to have delivered a strong operational quarter while also making material progress in meeting our goals of reducing MEMP’s outstanding debt and generating free cash,” said John Weinzierl, Chairman and Chief Executive Officer of MEMP GP. “Our focus on operational efficiencies was reflected in a 30% year-over-year reduction in operating costs as measured by LOE/Mcfe, which is also reflected in MEMP’s updated guidance for full year 2016. Further, MEMP used free cash generated from operations and proceeds from its recently completed Permian and non-core Rockies divestitures to repurchase $84 million of its senior notes and to reduce its revolver balance by $113 million from year-end.”

Review of Second Quarter 2016

•	Average daily production decreased 5% to 231.5 MMcfe for the second quarter 2016, compared to 243.3 MMcfe for the first quarter 2016, primarily due to a scaled back development program, a planned maintenance turnaround of MEMP’s Bairoil facility, and the loss of volumes attributable to the divestiture of Permian assets.

•	Crude oil, natural gas and NGLs sales, excluding commodity derivatives settlements, were $67.8 million in the second quarter of 2016, compared to $60.6 million in the first quarter of 2016. On an Mcfe basis, crude oil, natural gas and NGLs represented 27%, 56% and 17%, respectively, of sales volumes. On a revenue basis, crude oil, natural gas and NGLs sales represented 54%, 34% and 12%, respectively, of total oil and natural gas revenues.

•	Average realized prices, excluding commodity derivatives settlements:

	Q2 2016	Q1 2016	% Increase/(Decrease)
Oil (per Bbl)	$38.73	$27.89	39
Natural gas (per Mcf)	1.94	2.01	(3)
NGL (per Bbl)	13.45	10.94	23

Total per (Mcfe)	$3.22	$2.74	18

•	Averaged realized prices, including commodity derivatives settlements, were $6.43 per Mcfe in the second quarter of 2016, compared to $6.36 per Mcfe in the first quarter of 2016.

•	Net Cash Provided by Operating Activities increased to $79.0 million for the second quarter of 2016 from $77.0 million in the first quarter of 2016, primarily due to lower cash operating expenses.

•	Adjusted EBITDA(1) increased to $84.1 million for the second quarter of 2016 from $81.3 million for the first quarter of 2016. The increase was primarily due to lower operating expenses.

•	Distributable cash flow(1) available to limited partners was $44.9 million for the second quarter of 2016, compared to $29.1 million for the first quarter of 2016.

•	Total lease operating expenses decreased 18% to $29.4 million in the second quarter of 2016 compared to $35.7 million in the first quarter of 2016. The decrease was primarily due to further service provider cost discounts, optimization of compression facilities in East Texas, prudent management of discretional activities such as well workovers, better than expected performance of the saltwater disposal system in East Texas, and the sale of the Permian assets in June. On a per unit basis, despite the lower production rate in the second quarter, total lease operating expenses decreased 14% to $1.39 per Mcfe in the second quarter of 2016 compared to $1.61 per Mcfe in the first quarter of 2016

•	Total gathering, processing and transportation fees were $0.42 per Mcfe in the second quarter of 2016 and in line with the $0.42 per Mcfe in the first quarter of 2016.

•	Taxes other than income were $0.17 per Mcfe in the second quarter of 2016 compared to $0.18 per Mcfe in the first quarter of 2016.

•	General and administrative expenses (“G&A”) were $15.2 million for the second quarter of 2016 compared to $13.5 million for the first quarter of 2016. The increase in G&A was largely attributable to a non-cash recognition of $1.6 million in non-recurring bad debt expense primarily related to the divestitures in the Permian and Rockies regions. The $15.2 million also included $2.7 million of non-cash unit-based compensation expense, compared to $2.6 million in the first quarter of 2016.

•	Losses of $124.6 million on commodity derivatives were recorded during the second quarter of 2016, which included a $106.9 million gain on cash settlements received on expired or terminated positions. This compared to total gains of $51.7 million recorded during the first quarter of 2016, which included $80.2 million of cash settlements received on expired positions. Total hedged production in the second quarter of 2016 was 20.3 Bcfe, or 96% of second quarter production of 21.1 Bcfe, at an average hedge price of $7.21 per Mcfe.

•	Net interest expense was $32.1 million during the second quarter of 2016, including $1.9 million of non-cash amortization of deferred financing fees and accretion of senior notes discount.

•	Total capital expenditures for the second quarter of 2016 were $10.4 million.

Divestitures Update

MEMP recently closed non-core divestitures in the Permian and Rockies for aggregate proceeds of approximately $55.3 million, subject to customary post-closing adjustments. Total proved reserves as of December 31, 2015 associated with these divestitures was 44.1 Bcfe (47% oil, 48% natural gas and 5% NGLs) and average net daily production was 17.9 MMcfe/d for the first three months of 2016. Proceeds from these transactions were used to pay down a portion of the amount outstanding under MEMP’s revolving credit facility.

The Permian divestiture, which represented a complete exit of the basin for MEMP, closed on June 14, 2016 for approximately $37.2 million, subject to customary post-closing adjustments, and included assets with total proved reserves of 18.6 Bcfe (99% oil, 1% gas) and average net daily production of 7.3 MMcfe/d. The Rockies divestitures closed in July 2016 for approximately $18.1 million, subject to customary post-closing adjustments, and included assets in Wyoming and Colorado with total proved reserves of 25.5 Bcfe (9% oil, 82% natural gas and 9% NGLs) and average net daily production of 10.6 MMcfe/d.

Hedging Update

Consistent with its hedging policy, MEMP has entered into natural gas, crude oil and NGL derivatives contracts covering the period from 2016 through December 2019. MEMP’s hedging policy is designed to reduce the impact to cash flows from commodity price and interest rate volatility.

The following table reflects the volumes of MEMP’s expected production covered by commodity derivative contracts and the average fixed or floor prices at which that production is hedged. Targeted average net production estimate represents the mid-point of the annual production range in MEMP’s updated 2016 full year guidance.

Hedge Summary (1)
	Year Ending December 31,
	2016 (2)	2017	2018	2019
Natural Gas Derivative Contracts:
Total weighted-average fixed/floor price	$4.14	$4.06	$4.18	$4.31
Percent of expected 2016 production hedged	99%	93%	85%	78%

Crude Oil Derivative Contracts(3):
Total weighted-average fixed/floor price	$65.85	$85.00	$83.74	$85.52
Percent of expected 2016 production hedged	77%	96%	99%	51%

Natural Gas Liquids Derivative Contracts:
Total weighted-average fixed/floor price	$34.01	$37.55	—	—
Percent of expected 2016 production hedged	97%	22%	—	—

Total Derivative Contracts:
Total weighted-average fixed/floor price	$6.04	$7.54	$7.89	$6.84
Percent of expected 2016 production hedged	92%	81%	74%	57%

(1)	Updated hedge schedule as of August 3, 2016
(2)	Represents July to December 2016
(3)	2016 price and volumes include $40 crude oil puts purchased on 60,000 bbls/month w ith deferred premiums averaging $0.86 / bbl

Since the last hedging update on May 5, 2016, MEMP has liquidated certain crude oil and NGL hedges for the period July 2016 – December 2016 and utilized the proceeds to buy back senior notes. Subsequent to these transactions, MEMP partially re-hedged the oil volumes with swaps and puts for the period July 2016 – December 2016. The swap contracts were executed at strip pricing and cover approximately 2,000 Bbls/d. The put contracts are at a floor price of $40.00 and also cover approximately 2,000 Bbls/d. In addition, basis hedges related to the divested properties in 2016 and 2017 have been terminated and settled.

Financial Update

As of July 29, 2016, MEMP had total debt of $1.8 billion, which included $1.1 billion of senior notes and $723 million under its revolving credit facility. The borrowing base on the revolving credit facility is $925 million with available borrowing capacity of $200 million (including $2.1 million in letters of credit).

During the second quarter, MEMP retired approximately $84.2 million in aggregate principal amount of senior notes for total consideration of $41.5 million, which included $1.0 million of accrued interest, at a repurchase price of approximately 48% of par value. This was partially funded by $1.6 million from sales of common units under MEMP’s at-the-market program. The balance of $39.8 million in senior notes repurchases was funded through the monetization of 2016 oil and NGL hedges.

MEMP’s total debt outstanding as of each of the respective dates are as follows:

(Amounts in $000s)	12/31/2015	6/30/2016	7/29/2016
Credit Facility due 2018	$836,000	$739,358	$723,000
7.625% Senior Notes due 2021	700,000	647,787	647,787
6.875% Senior Notes due 2022	496,990	464,965	464,965

Total Debt Outstanding	$2,032,990	$1,852,110	$1,835,752

As of June 30, 2016, MEMP was in compliance with the financial covenants under its revolving credit facility. These covenants include a first lien coverage test of 3.25x, an interest coverage ratio of 2.5x and a current ratio of 1.0x.

Updated 2016 Guidance (1)

The updated 2016 guidance included in this press release is subject to the cautionary statements and limitations described under the “Forward-Looking Statements” caption at the end of this press release. MEMP’s updated 2016 guidance is based on its current expectations regarding capital expenditure levels and on the assumption that market demand and prices for oil and natural gas will continue at levels that allow for economic production of these products. It reflects the impact of forecasted capital spending as well as the impact of the oil and natural gas producing properties divested through today. A summary of the guidance, assuming no additional divestitures or acquisitions, is presented below:

	2016 FY Guidance
	August 3, 2016
	Low		High
Net Average Daily Production
Oil (MBbls/d)	10.1	-	10.9
NGL (MBbls/d)	6.4	-	6.9
Natural Gas (MMcf/d)	116	-	124
Total (MMcfe/d)	215	-	230

Commodity Price Differential / Realizations (Unhedged)
Crude Oil Differential ($ / Bbl)	$6.00	-	$6.75
NGL Realized Price (% of WTI NYMEX)	32%	-	36%
Natural Gas Realized Price (% of NYMEX to Henry Hub)	96%	-	100%

Gathering, Processing and Transportation Costs
Crude Oil ($ / Bbl)	$0.20	-	$0.25
NGL ($ / Bbl)	$3.05	-	$3.20
Natural Gas ($ / Mcf)	$0.50	-	$0.60

Average Costs
Lease Operating ($ / Mcfe)	$1.55	-	$1.65
Taxes (% of Revenue) (2)	6.0%	-	6.5%
Cash General and Administrative ($ / Mcfe)	$0.45	-	$0.50

Net Cash Provided by Operating Activities (3)	$202

Adjusted EBITDA ($MM) (4)	$305	-	$320
Cash Interest Expense ($MM)	$108	-	$113
Capital Expenditures ($MM) (5)	$55	-	$65
Distributable Cash Flow ($MM) (4)(5)	$137	-	$147

(1)	Guidance based on NYMEX strip pricing as of July 29, 2016; Average prices of $41.54 / Bbl for crude oil and $2.51 / Mcf for natural gas for 2016
(2)	Includes production, ad valorem and franchise taxes

(3)	Assumes no changes in working capital
(4)	Adjusted EBITDA and Distributable Cash Flow are non-GAAP financial measures. Please see “Use of Non-GAAP Financial Measures” for a description of Adjusted EBITDA and Distributable Cash Flow and the reconciliation to the most comparable GAAP financial measure
(5)	On June 1, 2016 MEMP acquired its general partner from Memorial Resource Development Corp. In connection with that acquisition, the MEMP general partner interest was converted into a non-economic interest and the MEMP incentive distribution rights (“IDRs”) were cancelled. Prior to that acquisition, MEMP’s calculation of quarterly distributions required the calculation of Operating Surplus under the MEMP partnership agreement, which required the use of “estimated maintenance capital expenditures” for such calculation. Accordingly, in previous periods MEMP used estimated maintenance capital expenditures to calculate Distributable Cash Flow for each period. Beginning with its acquisition of its general partner and cancellation of the IDRs, Operating Surplus is no longer relevant to the calculation of distributions. Accordingly, MEMP no longer uses estimated maintenance capital expenditures to calculate Distributable Cash Flow. In addition, in the current commodity price environment all of MEMP’s capital expenditures are maintenance capital expenditures. Accordingly, MEMP presents Distributable Cash Flow as using capital expenditures rather than estimated maintenance capital expenditures in such calculation. Distributable Cash Flow has been recalculated for the historical periods presented in this press release for consistency.

These estimates reflect management’s best judgment based on current expectations about the future and anticipated market conditions based upon both stated and unstated assumptions and other factors. Although management believes such estimates and assumptions to be reasonable, they are inherently uncertain and involve a number of risks that are beyond MEMP’s control. Actual conditions and assumptions may change over the course of the year.

Second Quarter 2016 Cash Distribution

As announced on July 27, 2016, the board of directors of MEMP’s general partner approved and declared a cash distribution of $0.03 per unit for the second quarter of 2016. This distribution represents an annualized amount of $0.12 per unit and will be paid on August 12, 2016 to unitholders of record as of the close of business on August 5, 2016.

Quarterly Report on Form 10-Q

MEMP’s financial statements and related footnotes will be available in its Quarterly Report on Form 10-Q for the quarter ended June 30, 2016, which MEMP expects to file with the SEC on or before August 9, 2016.

Conference Call

MEMP will host an investor conference call today at 10:00 a.m. Central Time to discuss these operating and financial results. Interested parties may join the webcast by visiting MEMP’s website www.memorialpp.com and clicking on the webcast link or by dialing (844) 735-9435 at least 15 minutes before the call begins and providing the Conference ID: 52712193. The webcast and a telephonic replay will be available for seven days following the call and may be accessed by visiting MEMP’s website www.memorialpp.com or by dialing (855) 859-2056 and providing the Conference ID: 52712193.

A presentation containing supplemental information regarding full year 2016 guidance and current developments has been posted to MEMP’s website www.memorialpp.com.

(1)	Adjusted EBITDA and Distributable Cash Flow are non-GAAP financial measures. Please see the reconciliation to the most comparable measure calculated in accordance with GAAP in the “Use of Non-GAAP Financial Measures” section of this press release.

About Memorial Production Partners LP

Memorial Production Partners LP is a publicly traded partnership engaged in the acquisition, production and development of oil and natural gas properties in the United States. MEMP’s properties consist of mature, legacy oil and natural gas fields. MEMP is headquartered in Houston, Texas. For more information, visit www.memorialpp.com.

Forward-Looking Statements

This press release includes “forward-looking statements.” All statements, other than statements of historical facts, included in this press release that address activities, events or developments that MEMP expects, believes or anticipates will or may occur in the future are forward-looking statements. Terminology such as “will,” “would,” “should,” “could,” “expect,” “anticipate,” “plan,” “project,” “intend,” “estimate,” “believe,” “target,” “continue,” “potential,” the negative of such terms or other comparable terminology are intended to identify forward-looking statements. These statements include, but are not limited to, statements about MEMP’s future capital expenditures (including the amount and nature thereof), expectations regarding cash flows, distributions and distribution rates, and expectations of plans, goals, strategies (including measures to implement strategies), objectives and anticipated financial and operating results of MEMP, including as to production, lease operating expenses, hedging activities, commodity price realizations, capital expenditure levels and other guidance. These statements are based on certain assumptions made by MEMP based on its experience and perception of historical trends, current conditions, expected future developments and other factors it believes are appropriate in the circumstances, but such assumptions may prove to be inaccurate. Such statements are also subject to a number of risks and uncertainties, many of which are beyond the control of MEMP, which may cause MEMP’s actual results to differ materially from those implied or expressed by the forward-looking statements. These include risks and uncertainties relating to, among other things, the uncertainty inherent in the development and production of oil, natural gas and natural gas liquids and in estimating reserves; drilling activities; volatility in the prices for, oil, natural gas and natural gas liquids, including a further or extended decline in commodity prices; potential difficulties in the marketing of oil, natural gas and natural gas liquids; competition in the oil and natural gas industry; potential failure or shortages of, or increased costs for, drilling and production equipment and supply materials for production; risks related to acquisitions, including MEMP’s ability to integrate acquired properties; risks related to MEMP’s ability to generate sufficient cash flow to pay distributions, to make payments on its debt obligations and to execute its business plan; MEMP’s ability to access funds on acceptable terms, if at all, because of the terms and conditions governing MEMP’s indebtedness or otherwise; and the risk that MEMP’s hedging strategy may be ineffective or may reduce its income. Please read MEMP’s filings with the Securities and Exchange Commission (“SEC”), including “Risk Factors” in MEMP’s Annual Report on Form 10-K, and if applicable, MEMP’s Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, which are available on MEMP’s Investor Relations website at http://investor.memorialpp.com/sec.cfm or on the SEC’s website at http://www.sec.gov, for a discussion of risks and uncertainties that could cause actual results to differ from those in such forward-looking statements. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. All forward-looking statements in this press release are qualified in their entirety by these cautionary statements. Except as required by law, MEMP undertakes no obligation and does not intend to update or revise any forward-looking statements, whether as a result of new information, future results or otherwise.

Use of Non-GAAP Financial Measures

This press release and accompanying schedules include the non-GAAP financial measures of Adjusted EBITDA and Distributable Cash Flow. The accompanying schedules provide a reconciliation of these non-GAAP financial measures to their most directly comparable financial measure calculated and presented in accordance with GAAP. MEMP’s non-GAAP financial measures should not be considered as alternatives to GAAP measures such as net income, operating income, net cash flows provided by operating activities or any other measure of financial performance calculated and presented in accordance with GAAP. MEMP’s non-GAAP financial measures may not be comparable to similarly-titled measures of other companies because they may not calculate such measures in the same manner as MEMP does.

Adjusted EBITDA. MEMP defines Adjusted EBITDA as net income or loss, plus interest expense; income tax expense; depreciation, depletion and amortization; impairment of goodwill and long-lived assets; accretion of asset retirement obligations; losses on commodity derivative instruments; cash settlements received on expired commodity derivative instruments; losses on sale of assets; unit-based compensation expenses; exploration costs; acquisition and divestiture related costs; bad debt expense; and other non-routine items, less interest income; gain on extinguishment of debt; income tax benefit; gains on commodity derivative instruments; cash settlements paid on expired commodity derivative instruments; gains on sale of assets and other, net; and other non-routine items. Adjusted EBITDA is commonly used as a supplemental financial measure by management and external users of MEMP’s financial statements, such as investors, research analysts and rating agencies, to assess: (1) its operating performance as compared to other companies and partnerships in MEMP’s industry without regard to financing methods, capital structures or historical cost basis; (2) the ability of its assets to generate cash sufficient to pay interest, support MEMP’s indebtedness and make distributions on its units; and (3) the viability of projects and the overall rates of return on alternative investment opportunities. Since Adjusted EBITDA excludes some, but not all, items that affect net income or loss and because these measures may vary among other companies, the Adjusted EBITDA data presented in this press release may not be comparable to similarly titled measures of other companies. The GAAP measure most directly comparable to Adjusted EBITDA is net cash provided by operating activities.

Distributable Cash Flow. MEMP defines distributable cash flow as Adjusted EBITDA, less cash income taxes; cash interest expense; and total capital expenditures. Management compares the distributable cash flow MEMP generates to the cash distributions it expects to pay MEMP’s partners. Using this metric, management computes MEMP’s distribution coverage ratio. Distributable cash flow is an important non-GAAP financial measure for MEMP’s limited partners since it serves as an indicator of MEMP’s success in providing a cash return on investment. Specifically, this financial measure indicates to investors whether or not MEMP is generating cash flows at a level that can sustain or support an increase in its quarterly cash distributions. Distributable cash flow is also a quantitative standard used by the investment community with respect to publicly traded partnerships because the value of a partnership unit is, in part, measured by its yield, which is based on the amount of cash distributions a partnership can pay to a unitholder. The GAAP measure most directly comparable to distributable cash flow is net cash provided by operating activities. On June 1, 2016 MEMP acquired its general partner from Memorial Resource Development Corp. In connection with that acquisition, the MEMP general partner interest was converted into a non-economic interest and the MEMP incentive distribution rights (“IDRs”) were cancelled. Prior to that acquisition, MEMP’s calculation of quarterly distributions required the calculation of Operating Surplus under the MEMP partnership agreement, which required the use of “estimated maintenance capital expenditures” for such calculation. Accordingly, in previous periods MEMP used estimated maintenance capital expenditures to calculate Distributable Cash Flow for each period. Beginning with its acquisition of its general partner and cancellation of the IDRs, Operating Surplus is no longer relevant to the calculation of distributions. Accordingly, MEMP no longer uses estimated maintenance capital expenditures to calculate Distributable Cash Flow. In addition, in the current commodity price environment all of MEMP’s capital expenditures are maintenance capital expenditures. Accordingly, MEMP presents Distributable Cash Flow as using capital expenditures rather than estimated maintenance capital expenditures in such calculation. Distributable Cash Flow has been recalculated for the historical periods presented in this press release for consistency.

Selected Operating and Financial Data (Tables)

Memorial Production Partners LP

Selected Financial Data - Unaudited

Statements of Operations Data

	For the Three Months Ended
(Amounts in $000s, except per unit data)	6/30/2016	3/31/2016
Revenues:
Oil & natural gas sales	$67,780	$60,623
Pipeline tariff income and other	286	243

Total revenues	68,066	60,866

Costs and Expenses:
Lease operating	29,354	35,696
Gathering, processing & transportation	8,823	9,209
Exploration	15	122
Taxes other than income	3,485	4,008
Depreciation, depletion and amortization	44,413	44,429
Impairment of proved oil and natural gas properties	—	8,342
General and administrative	15,246	13,524
Accretion of asset retirement obligations	2,712	2,707
(Gain) loss on commodity derivative instruments	124,580	(51,745)
Gain on sale of properties	(3,539)	(96)
Other, net	(52)	119

Total costs and expenses	225,037	66,315

Operating income (loss)	(156,971)	(5,449)

Other Income (Expense):
Interest expense, net	(32,143)	(32,552)
Other income (expense)	—	—
Gain on extinguishment of debt	41,664	—

Total other income (expense)	9,521	(32,552)

Income (loss) before income taxes	(147,450)	(38,001)
Income tax benefit (expense)	(100)	(96)

Net income (loss)	$(147,550)	$(38,097)
Net income (loss) attributable to noncontrolling interest	$—	$—

Net income (loss) attributable to Memorial Production Partners LP	$(147,550)	$(38,097)

Allocation of Net Income (Loss) to:
Net income (loss) attributable to Memorial Production Partners LP	(147,550)	(38,097)
Net (income) loss allocated to general partner	128	40

Limited partners’ interest in net income (loss)	$(147,422)	$(38,057)

Earnings per unit:
Basic and diluted earnings per limited partner unit	$(1.78)	$(0.46)

Cash distribution declared per unit	$0.03	$0.03

Weighted average number of limited partner units outstanding	83,007	82,935

Oil and natural gas revenue:
Oil sales	$36,973	$29,777
NGL sales	7,928	7,255
Natural gas sales	22,879	23,591

Total oil and natural gas revenue	$67,780	$60,623

Production volumes:
Oil (MBbls)	954	1,068
NGLs (MBbls)	590	663
Natural gas (MMcf)	11,799	11,753

Total (MMcfe)	21,063	22,138

Average net production (MMcfe)	231.5	243.3

Average sales price (excluding commodity derivatives):
Oil (per Bbl)	$38.73	$27.89
NGL (per Bbl)	$13.45	$10.94
Natural gas (per Mcf)	$1.94	$2.01

Total (per Mcfe)	$3.22	$2.74

Average unit costs per Mcfe:
Lease operating expense	$1.39	$1.61
Gathering, processing and transportation	$0.42	$0.42
Taxes other than income	$0.17	$0.18
General and administrative expenses	$0.72	$0.61
Depletion, depreciation, and amortization	$2.11	$2.01

Selected Financial Data - Unaudited

Balance Sheet Data

June 30, 2016
Total current assets	$198,619
Oil and natural gas properties, net	1,820,243
Total assets	2,540,083
Total current liabilities	90,869
Long-term debt	1,824,604
Total liabilities	2,085,840
Total partners’ equity	454,243

Selected Financial Data - Unaudited

Statements of Cash Flows Data

	For the Three Months Ended
	6/30/2016	3/31/2016
Net cash provided by operating activities	$78,966	$77,006
Net cash provided by (used in) investing activities	14,301	(24,443)
Net cash provided by (used in) financing activities	(94,103)	(52,326)

Selected Operating and Financial Data (Tables)

Reconciliation of Unaudited GAAP Financial Measures to Non-GAAP Financial Measures

Adjusted EBITDA

	For the Three Months Ended
	6/30/2016	3/31/2016
Reconciliation of Adjusted EBITDA to Net Income (Loss):
Net income (loss)	$(147,550)	$(38,097)
Interest expense, net	32,143	32,552
Gain on extinguishment of debt	(41,664)	—
Income tax expense (benefit)	100	96
Depreciation, depletion and amortization	44,413	44,429
Impairment of oil and gas properties	—	8,342
Accretion of asset retirement obligations	2,712	2,707
(Gains) losses on commodity derivative instruments	124,580	(51,745)
Cash settlements received (paid) on expired commodity derivatives	67,638	80,221
Acquisition and divestiture related expenses	927	86
Unit-based compensation expense	2,731	2,568
Exploration	15	122
Gain on sale of properties	(3,539)	(96)
(Gain) loss on settlement of AROs	(52)	121
Bad debt expense	1,601	—

Adjusted EBITDA	$84,055	$81,306

Reconciliation of Adjusted EBITDA and Distributable Cash Flow to Net Cash Provided by Operating Activities:
Net cash provided by operating activities	$78,966	$77,006
Changes in working capital	14,341	(24,268)
Interest expense, net	32,143	32,552
Gain (loss) on interest rate swaps	(1,844)	(3,682)
Cash settlements paid (received) on interest rate swaps	513	530
Cash settlements received on terminated derivatives	(39,299)	—
Amortization of deferred financing fees	(1,348)	(1,202)
Accretion of senior notes discount	(596)	(605)
Acquisition and divestiture related expenses	927	86
Exploration	15	122
Plugging and abandonment costs	201	736
Current income tax expense (benefit) - current portion	36	31

Adjusted EBITDA	$84,055	$81,306

Selected Operating and Financial Data (Tables)

Reconciliation of Unaudited GAAP Financial Measures to Non-GAAP Financial Measures

Distributable Cash Flow

	For the Three Months Ended
	6/30/2016	3/31/2016
Net income (loss)	$(147,550)	$(38,097)
Interest expense, net	32,143	32,552
Gain on extinguishment of debt	(41,664)	—
Income tax expense (benefit)	100	96
Depreciation, depletion and amortization	44,413	44,429
Impairment of oil and gas properties	—	8,342
Accretion of asset retirement obligations	2,712	2,707
(Gains) losses on commodity derivative instruments	124,580	(51,745)
Cash settlements received (paid) on expired commodity derivatives	67,638	80,221
Acquisition and divestiture related expenses	927	86
Unit-based compensation expense	2,731	2,568
Exploration	15	122
Gain on sale of properties	(3,539)	(96)
(Gain) loss on settlement of AROs	(52)	121
Bad debt expense	1,601	—

Adjusted EBITDA	$84,055	$81,306

Less: Cash interest expense	28,726	27,775
Less: Capital expenditures	10,406	24,467

Total Distributable cash flow	$44,923	$29,064
Less: Distribution to GP	—	3

Distributable cash flow available to Limited Partners	$44,923	$29,061

Cash distribution to limited partners	$2,505	$2,487

Distribution coverage ratio	17.94x	11.69x

2016 Adjusted EBITDA and Distributable Cash Flow Guidance Reconciliation Table

(in millions)	Mid-Point For Year Ended 12/31/2016
Calculation of Adjusted EBITDA:

Net income	$30
Interest expense	111
Depletion, depreciation, and amortization	172

Adjusted EBITDA	$313

Reconciliation of Net Cash Provided by Operating Activities to Adjusted EBITDA:

Net cash provided by operating activities	$202
Changes in working capital	—
Interest expense	111

Adjusted EBITDA	$313

Reconciliation of Adjusted EBITDA to Distributable Cash Flow:

Adjusted EBITDA	$313
Cash Interest Expense	(111)
Capital expenditures	(60)

Distributable Cash Flow	$142

Contacts

Memorial Production Partners LP

Bobby Stillwell – Chief Financial Officer

(713) 588-8347

ir@memorialpp.com

Memorial Production Partners LP

Martyn Willsher – Treasurer

(713) 588-8346

ir@memorialpp.com